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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus' of K-III Communications Corporation dated on or about March 27, 1997 for the registration of 14,375,000 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 1996, with respect to the consolidated financial statements of Westcott Communications, Inc. included in K-III Communications Corporation's Current Report on Form 8-K dated June 14, 1996, both filed with the Securities and Exchange Commission.

Ernst & Young LLP

Dallas, Texas
March 24, 1997